EXHIBIT 99.2

TTM Technologies, Inc. Announces Retirement Plans of its CEO and Proceeds with CEO Successor Search

Santa Ana, CA – July 30, 2025 – TTM Technologies, Inc. (NASDAQ: TTMI), a leading global manufacturer of technology solutions including mission systems, radio frequency (“RF”) components and RF microwave/microelectronic assemblies, quick-turn and technologically advanced printed circuit boards (“PCB”), today announced that Thomas T. Edman, the company’s President and Chief Executive Officer, intends to retire following the appointment of the company’s next President and CEO. The Board of Directors has begun a search for Mr. Edman’s successor, which is expected to conclude before the end of 2025. Mr. Edman will remain as the company’s President and CEO until a successor is named and will continue to serve as a Director of the company and a member of its Government Security Committee following the appointment of a new CEO. These decisions were made in line with the CEO’s succession planning discussions with the Board of Directors over the past few years.

Mr. Edman has served as a Director of the company since 2004, President since 2013, and CEO since 2014, leading TTM through a transformative period of strategic growth, operational excellence and significant financial improvement. Under his leadership, the company reshaped its global manufacturing footprint, significantly strengthened its capabilities for the Aerospace and Defense market, broadened its focus in the Data Center Computing and Networking end markets supporting generative AI, and enhanced its position as a trusted partner to leading technology and industrial companies worldwide.

“After over a decade of leading this incredible organization, I have decided the time is right to step aside,” said Mr. Edman. “It has been the honor of my career to work alongside the talented and dedicated employees of TTM Technologies. I am confident in the company’s future and its ability to continue driving innovation and operational excellence while delivering long-term value to all stakeholders.”

Mr. Edman’s tenure included several key milestones, including the successful integration of multiple acquisitions, divestitures, diversification of the company’s end markets, differentiation of the company’s products, and enhanced focus on high-growth markets such as Aerospace and Defense and Data Center Computing for generative AI applications. His efforts have positioned TTM as a global leader in advanced electronics solutions. To that end, TTM is currently having the strongest first half of any year in its history for revenue growth and margins combined with a solid balance sheet to support projected future growth.

“On behalf of the Board and the entire TTM family, I want to thank Tom for his visionary leadership and tireless commitment,” said Rex Geveden, Chairman of the Board. “Tom has guided the company through pivotal industry changes and leaves a legacy of strategic discipline and innovation that will continue to shape TTM for years to come.”

The company will hold a webcast and investor call on Wednesday, July 30th at 4:30pm ET/1:30pm PT to discuss its second quarter earnings announcement and this leadership succession plan.

Access to the conference call is available by clicking on the registration link TTM Technologies, Inc. second quarter 2025 conference call. Registering participants will receive dial in information and a unique PIN to join the call. Participants can register at any time up to the start of the conference call. The conference call will also be simulcast on the company’s website, and can be accessed by clicking on the link TTM Technologies Inc. second quarter 2025 webcast. The webcast will remain accessible for one week following the live event.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology solutions, including mission systems, RF components, RF microwave/microelectronic assemblies, and quick-turn and technologically advanced PCBs. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.

Contact:

Sameer Desai,

Vice President, Corporate Development & Investor Relations

TTM Technologies, Inc.

sameer.desai@ttmtech.com

714-327-3050

Winnie Ng

Vice President, Corporate Marketing

TTM Technologies, Inc.

+852 2660 4287 / +1 714 327 3000

winnie.ng@ttm.com